Exhibit 1.1
ASPECT GLOBAL DIVERSIFIED FUND LP

SELLING AGREEMENT

Aspect Global Diversified Fund LP (the “Partnership”), a limited partnership organized pursuant to a certificate of limited partnership filed on March 23, 2007 (the “Certificate of Limited Partnership”) and a limited partnership agreement dated as of March 23, 2007 (the “Limited Partnership Agreement”) under the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”), will offer, subject to the terms and conditions set forth in this Selling Agreement (“Agreement”), to, sell, and issue up to an aggregate of 1,200,000 units of limited partnership interest in the Partnership (“Units”), in three series of Units (“Series A Units”, “Series B Units” and “Series I Units”, collectively, the “Units”).

Steben & Company, Inc., a Maryland corporation (“SCI”), is the sole general partner of the Partnership (the “General Partner”).

The undersigned (the “Selling Agent”), a _________________ will act as a selling agent for the Partnership on a “best efforts” basis, in accordance with the terms and conditions of this Agreement and consistent with the Registration Statement (defined in Section 1(a) below).

1.           Representations and Warranties of the General Partner and the Partnership.  Each of the General Partner and the Partnership severally represent and warrant to the Selling Agent as follows, provided that with respect to representations and warranties regarding the General Partner or its principals under this Section 1 only the General  Partner (and not the Partnership) makes such General Partner related representations and warranties:

(a)           The Partnership has provided to the Selling Agent, and filed with the Securities and Exchange Commission (the “SEC”) on [_____________], 2008, a registration statement on Form S-1 (SEC File No. 333-148049), as declared effective by the SEC on [_____________], 2008, for the registration of an aggregate of 1,200,000 Units, under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated by the SEC thereunder (the “SEC Regulations”). Copies of such registration statement have also been filed with: (i) the Financial Regulatory Authority (“FINRA”) pursuant to its Conduct Rules; and (ii) the National Futures Association (the “NFA”) in accordance with NFA Compliance Rule 2-13.  The registration statement and the prospectus included therein are hereinafter called the “Registration Statement” and the “Prospectus,” respectively, except that if the Partnership files a post-effective amendment to its registration statement or is supplemented, then the term “Registration Statement” shall, from and after the filing of each such amendment or supplement, refer to the Registration Statement, as amended by such amendment or supplement, and the term “Prospectus” shall refer to the amended prospectus then on file with the SEC as part of the Registration Statement; and if a prospectus as first issued in compliance with the SEC Regulations shall differ from the prospectus on file at the time the applicable Registration Statement or any amendment thereto shall have become effective, the term “Prospectus” shall refer to the prospectus most recently so issued from and after the date on which it shall have been issued, including any amendment or supplement thereto. The Partnership will not file any amendment to the Registration Statement or any amendment or supplement to the Prospectus revising disclosure concerning the Selling Agent unless the Selling Agent has received reasonable prior notice of and a copy of such amendment or supplement and has not reasonably objected thereto in writing within one business day of receipt of such notice and copy.

(b)           The Limited Partnership Agreement provides for the subscription for and sale of the Units; all action required to be taken by the General Partner and the Partnership as a condition to the sale of the Units to qualified subscribers therefore has been, or prior to each Monthly Closing (as defined in Section 3(b) hereof) will have been taken; and, upon payment of the consideration therefor specified in each accepted Subscription Agreement and Power of Attorney, in the form included in the Prospectus (the “Subscription Agreement”), the Units will constitute valid limited partnership interests in the Partnership.

(c)           The Partnership is a limited partnership duly organized pursuant to the Certificate of Limited Partnership, the Limited Partnership Agreement, and the DRULPA, and is validly existing under the laws of the State of Delaware with full power and authority to engage in the trading of futures, swaps, options and over-the-counter contracts, including currency forwards traded in the United States and internationally (as described in the Prospectus) and to engage in its other contemplated activities as described in the Prospectus; the Partnership has received a certificate of authority to do business in the State of Maryland and is qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the Partnership’s ability to perform its obligations hereunder.

(d)           The General Partner is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be so qualified could materially adversely affect the General Partner’s ability to perform its obligations hereunder or under the Limited Partnership Agreement, or as described in the Prospectus.

(e)           Each of the Partnership and the General Partner has full partnership or corporate power and authority, as applicable, under applicable law to conduct its business and perform its respective obligations, as applicable, under the Limited Partnership Agreement.

(f)           When the Registration Statement becomes effective under the 1933 Act and at all times subsequent thereto, up to and including each Monthly Closing, the Registration Statement and the Prospectus will comply in all material respects with the requirements of the 1933 Act, the SEC Regulations, the Commodity Exchange Act, as amended (the “CEAct”), the rules and regulations adopted by the Commodity Futures Trading Commission (the “CFTC”) under the CEAct (the “CFTC Rules”), and the rules of the FINRA and the NFA.  As of its effective date, the Registration Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.  The Prospectus, as of its date of issue and as of each Monthly Closing, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.  Any supplemental sales literature employed in offering the Units (“Sales Literature”), when read in conjunction with the Prospectus, as of its date of issue and as of each Monthly Closing, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.  Any Sales Literature will comply with the 1933 Act, the SEC Regulations, the CEAct, the CFTC Rules, and the rules of the FINRA and the NFA.  This representation and warranty shall not, however, apply to any statement or omission in the Registration Statement, Prospectus, or Sales Literature relating to the Selling Agent or made in reliance upon and in conformity with information furnished by the Selling Agent.

(g)           The accountants who certified the financial statements filed with the SEC as part of the Registration Statement are, with respect to the General Partner and the Partnership, independent public accountants as required by the 1933 Act and the SEC Regulations.

(h)           The financial statements filed as part of the Registration Statement and those included in the Prospectus present fairly the financial position of the Partnership and of the General Partner as of the dates indicated; and, to the best of its knowledge, said financial statements have been prepared in conformity with generally accepted accounting principles (as described therein).

(i)           Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated in or contemplated by the Registration Statement and the Prospectus, there has not been any material adverse change in the condition, financial or otherwise, business or prospects of the General Partner or the Partnership, whether or not arising in any ordinary course of business.

(j)           The General Partner will have a net worth at each Monthly Closing sufficient in amount and satisfactory in form to meet the net worth requirements set forth in the Limited Partnership Agreement and will maintain its minimum investment in Units of General Partnership Interest as provided in the Limited Partnership Agreement.

(k)           The Limited Partnership Agreement and this Agreement have each been duly and validly authorized, executed, and delivered by the General Partner on behalf of the Partnership and the General Partner, and each constitutes a valid and binding agreement of the Partnership and of the General Partner, enforceable in accordance with its terms.

(l)           The execution and delivery of the Limited Partnership Agreement,  will not violate, or constitute a breach of, or default under, the certificate of incorporation or bylaws of the General Partner, the Certificate of Limited Partnership or the Limited Partnership Agreement of the Partnership, or any other agreement or instrument by which either the General Partner or the Partnership, as the case may be, is bound, or any law, order, rule, or regulation applicable to the General Partner or the Partnership of any court, governmental body, administrative agency, panel, or self-regulatory organization having jurisdiction over the General Partner or the Partnership.

(m)           Except as set forth in the Registration Statement or the Prospectus, there has not been in the five years preceding the date of the Prospectus and there is not pending or, to the best of the General Partner’s knowledge, threatened, any action, suit, or proceeding at law or in equity before or by any court, governmental body, administrative agency, panel, or self-regulatory organization to which the Partnership, the General Partner, or any of the “principals” of the General Partner, as defined in CFTC Rule 4.10(e) (“General Partner Principals”), is or was a party, or to which any of the assets of the General Partner or the Partnership is or was subject; and neither the General Partner nor any General Partner Principal has received any notice of an investigation by the SEC, CFTC, FINRA, or NFA regarding non-compliance by the General Partner, the General Partner Principals, or the Partnership with the 1933 Act, the SEC Regulations, the Securities Exchange Act of 1934, as amended (the “1934 Act”), any other federal securities laws, rules or regulations, the CEAct, the CFTC Rules, or the rules of the FINRA or the NFA, which action, suit, proceeding, or investigation resulted or might reasonably be expected to result in any material adverse change in the condition, financial or otherwise, business or prospects of the General Partner or the Partnership, or which could be material to an investor’s decision to invest in the Partnership.

(n)           The General Partner and each “principal” of the General Partner, as defined in CFTC Rule 3.1(a), have all federal, state, and foreign governmental, regulatory, self-regulatory, and exchange approvals, licenses, registrations, and memberships, and have effected all filings with federal, state, and foreign governmental regulators, self-regulatory organizations, and exchanges required to conduct their business and to act as described in the Registration Statement and the Prospectus, or required to perform their obligations under the Limited Partnership Agreement, the Futures Account Agreement dated March 11, 2008 by and between the Partnership and Newedge Financial, Inc. and this Agreement.  The General Partner is registered as a commodity pool operator (“CPO”) and introducing broker (“IB”) under the CEAct and is a member of the NFA as a commodity pool operator and introducing broker.  The General Partner is also registered as a broker-dealer and investment advisor with the SEC and is a member of FINRA.  The General Partner’s principals identified in the Prospectus are all of the General Partner Principals.

(o)           To the extent required under CFTC Rules and applicable CFTC staff no-action letters, the actual performance of all pools “operated” within the meaning of the CEAct by the General Partner and the General Partner Principals as a CPO are disclosed in the Prospectus. To the extent required under CFTC Rules and applicable CFTC staff no-action letters, the actual performance of all pools “operated” within the meaning of the CEAct by the Trading Advisor and the Trading Advisor’s Principals as a CTA are disclosed in the Prospectus.

2.           Covenants of the Partnership and the General Partner.  The Partnership as to itself, and the General Partner as to itself covenants and agrees as follows:

(a)           The Partnership will use its best efforts to cause the Registration Statement to become effective as promptly as possible.  The Partnership will prepare and file with the SEC, CFTC, FINRA and NFA any amendments to the Registration Statement, and any amendments and supplements to the Prospectus, which the General Partner determines are necessary or advisable in connection with the offering and sale of Units, and will use its best efforts to cause the same to become effective as promptly as possible.

(b)           If the Partnership is advised or obtains knowledge thereof, the Partnership will promptly advise the Selling Agent of any requests made by the SEC, CFTC, FINRA, or NFA to amend the Registration Statement, to amend or supplement the Prospectus, or for additional information, or of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement, of any order by the SEC, CFTC, FINRA, or NFA preventing or suspending the use of the Prospectus, or of the institution of any proceedings for any such purpose, and will use its best efforts to prevent the issuance of any such order and, if any such order is issued, to obtain the lifting thereof as promptly as possible.

(c)           If, at any time after the effective date of the Registration Statement and any amendment thereto, any event occurs involving the Partnership, the General Partner, or any General Partner Principal, or of which the Partnership, the General Partner, or any General Partner Principal is aware, as a result of which the Registration Statement or the Prospectus, as then amended and supplemented, would include any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein (and, with respect to the Prospectus, in light of the circumstances under which they were made) not misleading, or if it becomes necessary or desirable at any time to amend or supplement the Registration Statement or the Prospectus to comply with the 1933 Act, the SEC Regulations, the CEAct, the CFTC Rules, or the rules of the FINRA or the NFA, the Partnership will promptly notify the Selling Agent thereof and will prepare and file with the SEC, CFTC, FINRA, and NFA an amendment or supplement that will correct such statement or omission or that will effect such compliance.

(d)           The Partnership will furnish to the Selling Agent copies of the Registration Statement, the Prospectus, all amendments and supplements thereto, and all annual reports delivered to Limited Partners, in each case as soon as available and, in the case of the Prospectus, in such quantities as the Selling Agent may reasonably request for delivery to it.

3.           Appointment of the Selling Agent.

(a)           Subject to the terms and conditions set forth in this Agreement, the Partnership hereby appoints the Selling Agent on a non-exclusive basis as its selling agent to offer and sell Units on a best efforts basis, without any firm commitment on the part of the Selling Agent to purchase any Units.  The Selling Agent shall offer for sale up to an aggregate of 1,200,000 Units and such additional Units as the General Partner may, in its discretion, register and offer for sale from time to time (subject to the right of the General Partner in its discretion to refuse accepting any subscriptions on behalf of the Partnership as provided in Section 3(c)).

(b)           Units shall be offered for sale in the Partnership’s continuing offering (the “Continuing Offering”), at monthly closings to be held as of the last business day of the month in which a subscription is accepted (each, a “Monthly Closing”). Subscription Agreements and funds must be received by the Partnership on the fifth business day (or the 6th business day for personal checks) prior to the date of the first day of a month at which the subscription is intended to be accepted by the Partnership. At the first Monthly Closing at which Units of a Series are issued, Units of that Series will be issued at a price equal to $100.00 per Unit, and, thereafter, Units of that Series will be issued at a price per Unit equal to 100% of the net asset value (as defined in the Limited Partnership Agreement) of that Series as of the close of business on the date of the applicable Monthly Closing.  The minimum initial subscription shall be $10,000.  The minimum subscription for subscribers who already own Units and desire to make an additional investment is $2,500.  The General Partner in its discretion may waive such minimum subscription requirements.  The number of Units received by a subscriber will be rounded to the fourth decimal place.

(c)           Notwithstanding any provision to the contrary herein, the General Partner will have the sole discretion to accept or reject any subscription for Units in whole or in part at any time prior to acceptance.

(d)           Except as provided in Section 3(e) below, no selling commissions will be charged upfront with respect to the sale of Units.  The Partnership understands, however, that the Selling Agent may compensate its employees from upfront and ongoing payments made by the General Partner to the Selling Agent with respect to sales of the Series A Units, or from investment advisory fees charged by the Selling Agent to investors purchasing Series B Units, as described in Section 3(e).

(e)           As sales compensation for the sale of Series A Units by the Selling Agent, the General Partner shall pay the Selling Agent an upfront commission of 2% of the aggregate subscription amount and 2% per year (paid monthly in arrears starting the 13th month) based upon month end net asset value (“NAV”) of outstanding Series A Units, subject to the Fee Limit (as defined below in this Section 3) (the “Selling Agent Commission”).  The General Partner shall pay the Selling Agent a 0.15% annual servicing fee, paid monthly in arrears based on month end NAV of the outstanding Series A Units sold by the Selling Agent, subject to the Fee Limit (the “Series A Servicing Fee”).  The General Partner

shall also pay broker dealers who sell Series B Units a 0.60% annual servicing fee, paid monthly in arrears based on month end NAV of the outstanding Series B Units, subject to the Fee Limit (the “Series B Servicing Fee”).  However, if the Selling Agent’s customers investment in the Partnership is held by a third party custodian, as part as an advisory platform, which charges the Partnership a servicing fee, the Selling Agent agrees that the ongoing sales commissions described herein shall no longer be paid to the Selling Agent for Series B Units sold by the Selling Agent.  The Selling Agent shall not receive any compensation for the sale of Series I Units.  For other series of Units, the General Partner shall pay the Selling Agent such amounts as are agreed to in advance in writing by the parties.  The General Partner shall determine in its reasonable discretion whether the Selling Agent’s efforts resulted in the investment into the Partnership being made and therefore whether any compensation will be payable to the Selling Agent in accordance with the terms hereof and will take into account, among other things, whether the Subscription Agreement signed by the investor names the Selling Agent.  The Partnership is not obligated to accept the subscription of any investor and may reject any investor in its sole and absolute discretion.  Nothing contained herein shall limit or waive the right of the Partnership to require withdrawal or redemption, in whole or in part, of an investor in the Partnership.

“Fee Limit” is the total amount of Selling Agent Commissions, Series A Servicing Fee, Series B Servicing Fee payments for sales conferences, and other Offering Expenses (but excluding among other items, the production and printing of prospectuses and associated envelopes, folders and printed pieces provided with the prospectuses, as well as various legal and regulatory fees) paid by particular Series A, B or I Units, as applicable, when it is equal to 10.00% of the original purchase price paid by holders of those particular Units.  The General Partner, in its sole discretion and in good faith, shall determine when any individual holdings in a Series of Units reaches its Fee Limit.  When any Series of Units sold by a Selling Agent reaches its Fee Limit at the end of any month, or it is anticipated to reach the Fee Limit during the following month (prior to month end), such Units shall be exchanged into Series C Units, (in exchange for the originally purchased Series A, B or I Units), which do not pay any Selling Agent Commissions or a Broker Dealer Servicing Fee.  As a result, it is possible for a subscriber to have its Series A, B or I Units exchanged for Series C Units prior to reaching the Fee Limit.  If a subscriber’s Series A, B or I Units are exchanged for Series C Units prior to reaching the Fee Limit, the General Partner and the Selling Agent shall not seek additional fees from such subscriber.

Units may be exchanged for lower fee cost Units (i.e. A Units into B Units or I Units, or B Units into I Units) upon the written approval of both the Selling Agent and General Partner, provided that no such approval shall be required with respect to the conversion of a Unit which has reached or approached the Fee Limit.

All sales related compensation, as well as additional sales charges, if any, for Units sold by the Selling Agent are subject to the requirements of any applicable regulatory authority and no compensation shall be paid to Selling Agents which is deemed by the General Partner to be in violation of any existing or future regulatory or legal requirement.

If and to the extent Units sold by the Selling Agent are redeemed or transferred by their original owners, the Selling Agent, beginning in the month in which such redemption or transfer occurs, shall no longer have any right to any compensation with respect thereto. The compensation to the Selling Agent hereunder shall be paid within twenty-one (21) days after the General Partner receives these fees from the Partnership (without interest).

       If investors who hold Units request in writing that they become clients of another selling agent, (“transferee firm”) and if that transferee firm has or enters into a selling or servicing agreement with the Partnership, the Selling Agent agrees that the ongoing sales commissions and/or Broker Dealer Servicing Fees described herein shall transfer to the transferee firm as reasonably determined by the General Partner.

If investors who hold Units request in writing that they become clients of a registered advisor in a fee-based advisory program, and that they no longer be associated with the Selling Agent, the Selling Agent agrees that the ongoing sales commissions and/or Broker Dealer Servicing Fees shall cease.

If total compensation to the Selling Agent is less than $100 per month, compensation will be paid on a semi-annual basis, paid in July and January (without interest).

(f)           The Selling Agent acknowledges that it shall have no rights with respect to any redemption fees that are imposed on Limited Partners and payable to the General Partner under the Limited Partnership Agreement.

4.           Representations, Warranties and Undertakings of Selling Agent.

(a)           The Selling Agent represents and warrants to each of the Partnership and the General Partner, and the Selling Agent agrees, as follows:

(i)           The Selling Agent is a corporation, limited partnership, limited liability company, or other organization duly organized and validly existing and in good standing under the laws of the state of its organization, is a member in good standing of the FINRA, and has full power and authority to act as selling agent in the manner contemplated by this Agreement and as described in the Registration Statement and the Prospectus.  The Selling Agent is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification and where the failure to be duly qualified would materially adversely affect the Selling Agent’s ability to perform its obligations hereunder.

(ii)           The Selling Agent and any employees or representatives of the Selling Agent who are engaged in the offering or sale of Units are in good standing and in compliance with all applicable broker-dealer registration or license requirements, or registered principal or registered representative requirements in the places where the Units will be offered or sold by the Selling Agent.

(iii)           The Selling Agent will offer and sell Units in compliance with the requirements set forth in the Registration Statement, the Prospectus, the Subscription Agreement, and this Agreement.  The Selling Agent will comply fully at all times with all applicable federal, state, and foreign securities and commodities laws (including, without limitation, the 1933 Act, the 1934 Act, the CEAct, and the state securities (“Blue Sky”) laws of the jurisdictions in which the Selling Agent solicits subscriptions), and all requirements of the FINRA (particularly Conduct Rule 2810), the Board of Governors of the Federal Reserve System, and the securities and commodities exchanges and other governmental regulators and self-regulatory authorities and organizations having jurisdiction over the Selling Agent.  Specifically:  (A) the Selling Agent will not permit the purchase of any Units by a customer account over which the Selling Agent has discretionary authority without the prior written approval by the customer owning such account; (B) in recommending to a subscriber the purchase or redemption of Units, the Selling Agent shall take such measures as are reasonably necessary to assure itself that its employees making such recommendations (1) have informed such subscriber of all pertinent facts relating to the liquidity and marketability of the Units, and (2) have reasonable grounds to believe, on the basis of information obtained from such subscriber concerning the subscriber’s investment objectives, other investments, financial situation and needs, and any other information known by such employees, that:  (a) such subscriber is or will be in a financial position appropriate to enable the subscriber to realize to a significant extent the benefits described in the Prospectus, (b) such subscriber has a fair market net worth sufficient to sustain the risks inherent in the purchase of Units, including loss of investment and lack of liquidity, and (c) the purchase of Units is otherwise suitable for such subscriber; (C) the Selling Agent shall take such measures as are reasonably necessary to assure itself that each subscriber has received a Prospectus prior to the applicable Monthly Closing; and (D) the Selling Agent will maintain all files containing information disclosing the basis upon which the determination of suitability was reached for each subscriber for a period of 6 years following the earlier of (1) when such information was last replaced or updated or (2) when the account belonging to such subscriber was closed.

(iv)           The Selling Agent will not distribute any information about the Partnership, the General Partner, the General Partner Principals or the Units or make any representations concerning the Partnership, General Partner, the General Partner Principals or the Units, other than those in the Prospectus or in Sales Literature provided by the Partnership or the General Partner.

(v)           The Selling Agent may offer or sell Units which are made available by the Partnership for purchase and will only receive compensation for the offer and sale of such Units in accordance with the provisions of Section 3(e) of this Agreement, and will not charge or receive any other fees or commissions in respect thereof.

(vi)           The Selling Agent will not remit any portion of any compensation received in connection with the offer and sale of Units to any employee of the Selling Agent unless such employee is legally qualified and permitted to receive such compensation.  In that regard, any employee of the Selling Agent who receives such remittance must be in good standing with the FINRA as a registered principal or representative of the Selling Agent, be registered or licensed as an agent in the state or other jurisdiction where the investor to whom the Units were sold resides, and be authorized under such registrations or licenses to sell securities such as the Units.

(vii)           This Agreement has been duly and validly authorized, executed, and delivered by the Selling Agent and constitutes a valid and binding agreement of the Selling Agent, enforceable in accordance with its terms.

(viii)          The execution and delivery of this Agreement, the incurrence of the obligations set forth herein, and the consummation of the transactions contemplated herein will not violate, or constitute a breach of, or default under, any certificate, articles, bylaws, agreement, or other instrument by which the Selling Agent is bound or any law, order, rule or regulation applicable to the Selling Agent of any court, governmental body, administrative agency, panel, or self-regulatory organization having jurisdiction over the Selling Agent.

(b)           The Selling Agent agrees to use its best efforts to offer and sell Units on the terms set forth in this Agreement, the Registration Statement, and the Prospectus.  It is understood that the Selling Agent has no commitment to offer and sell Units or to purchase Units, other than to use its best efforts to offer and sell Units.

(c)           The Selling Agent will make the public offering of Units at the offering prices and on the other terms and conditions set forth in the Registration Statement, the Prospectus, and this Agreement.  The Selling Agent will offer and sell Units only to persons who satisfy the suitability and/or minimum investment requirements set forth in the Prospectus and the Subscription Agreement and who, to the General Partner’s satisfaction, complete a Subscription Agreement.  The Selling Agent will conduct a thorough review in accordance with the terms of this Agreement to assure the suitability of each subscriber for Units and the accuracy and completeness of each Subscription Agreement before forwarding it to the General Partner.

(d)           Subscription Agreements, payment and all required documentation must be received by the General Partner from the Selling Agent at least five business days (or 6 business days for subscriptions with personal checks) prior to the date of the first day of a month at which the subscription is intended to be accepted by the Partnership.  The General Partner will notify the Selling Agent and the investor by the last business day of the month in which their complete Subscription Agreement  (including payment and all required documentation) has been received by the General Partner of its acceptance or rejection of the subscription.

 (e)           All funds from subscriptions received by the Selling Agent during the Continuing Offering will be promptly deposited by the Selling Agent in the Bank Account as described below.  A subscriber whose Subscription Agreement is received by the Selling Agent and whose subscription is not immediately rejected by the Selling Agent must pay the full subscription amount by check or by means of available funds in the subscriber’s customer account with the Selling Agent by the first business day following the date that the subscriber’s Subscription Agreement is received by the Selling Agent, and the Selling Agent will transfer such subscription funds, by check from the subscriber or by wire transfer from the subscriber’s account, to a bank account, currently maintained at Bank of America (the “Bank Account”), within 2 business days of receipt of such subscription funds by the Selling Agent, but in no event less the 5th business day (or the 6th business day for personal checks) prior to the date of the first day of a month at which the subscription is intended to be accepted by the Partnership.  All checks received from the Selling Agent from subscribers shall be made payable to “Aspect Global Diversified Fund LP”.  The Selling Agent will notify the General Partner of the subscription amount deposited in the Bank Account on behalf of each subscriber for Units and the name, residence address, and social security or taxpayer identification number of each such subscriber.

(f)           The Selling Agent shall promptly upon receipt deliver to the General Partner all completed Subscription Agreements of investors solicited by the Selling Agent and any documents relating to such subscription for final approval by the General Partner.

(g)           All subscriptions received and accepted by the General Partner will, upon the satisfaction at each Monthly Closing of the conditions set forth in Sections 7 and 8 hereof, be delivered to the Partnership at each Monthly Closing.  Any interest earned during the Continuing Offering Period on a subscriber’s subscription funds on subscriptions accepted by the General Partner will be applied to the purchase of additional Units for such subscriber.  Any interest earned on a subscriber’s subscription funds on subscriptions rejected by the General Partner, together with any subscription amount rejected by the General Partner, will be promptly returned to the Selling Agent or to the investor, depending upon from where we received the payment, either by check payable to the subscriber for prompt transmittal by the Selling Agent to the subscriber (if the subscription was paid with the subscriber’s check), or by wire transfer for prompt credit to the subscriber’s customer account with the Selling Agent (if the subscription was paid by wire transfer from the subscriber’s customer account with the Selling Agent).

(h)           Any amounts credited to a subscriber’s customer account with the Selling Agent for a returned subscription and/or for interest earned will be immediately available for withdrawal from such account.  In the event a subscriber’s customer account with the Selling Agent has been closed, any subscription returned and/or interest earned will be paid by check directly to the investor.

(i)           The Selling Agent represents, warrants and covenants that it:  (i) maintains anti-money laundering policies and procedures that comply with all applicable anti-money laundering laws and regulations, including the USA PATRIOT Act; (ii) collects and maintains all documentation and other evidence reasonably related to determining the identity and sources of funding of each person who submits a Subscription Agreement to the Selling Agent, as required by any applicable anti-money laundering laws or regulations to which the Selling Agent is subject; (iii) complies with all applicable anti-money laundering laws, regulations, policies and procedures; (iv) will promptly deliver to the General Partner, to the extent permitted by applicable law, notice of any violation of applicable anti-money laundering laws, regulations and policies that relates to each person who submits a Subscription Agreement to the Selling Agent; and (v) will cooperate with the General Partner and deliver information reasonably requested by the General Partner concerning each person who purchased Units sold by the Selling Agent necessary for the General Partner to comply with all applicable anti-money laundering laws, regulations and policies.

5.           Blue Sky Filings.   The Partnership will use its best efforts to qualify Units for offer and sale under the Blue Sky laws of such jurisdictions as the Selling Agent may reasonably request, to make applications, file documents, and furnish information as may be reasonably required for that purpose, and to comply with such laws so as to permit the continuance of sales and dealings in such jurisdictions for as long as may be necessary to complete the offer and sale of Units; provided, however, that neither the Partnership nor the General Partner will be required to qualify as or be subject to taxation as a foreign partnership or corporation or to execute a general consent to service of process in any jurisdiction, nor shall the Partnership be obligated to qualify Units for offer or sale in any jurisdiction where the General Partner, in its sole discretion, deems the conditions for such qualification to be unreasonable, unduly burdensome, or excessively expensive.  The Partnership further agrees that its counsel will prepare and deliver to the Selling Agent Blue Sky Surveys which will set forth, for the Selling Agent’s guidance, in what manner, at what time, in what amounts, and by whom Units may be offered and sold in jurisdictions requested by the Selling Agent as provided above.

6.           Closings.

(a)           Monthly Closings in the Continuing Offering will be held as of the last business day of each month in which a subscription is accepted.

(b)           Subject to its right to reject any subscription in its sole discretion in whole or in part at any time prior to acceptance, the General Partner, on behalf of the Partnership, will accept subscriptions for Units properly made and cause proper entry to be made in the Unit register to be maintained by the General Partner.  No certificate evidencing Units shall be issued to any subscriber; rather, the Selling Agent will deliver confirmations in its customary form to subscribers whose subscriptions have been accepted by the General Partner at each Monthly Closing.

(c)           At each Monthly Closing, the delivery, receipt, and acceptance of subscriptions for Units will be subject to the terms and conditions set forth in this Agreement, including the following:  (i) payment of the full subscription price for Units and delivery of a properly completed Subscription Agreement by each subscriber; and (ii) compliance with Section 7 hereof.  Upon satisfaction of such terms and conditions, the aggregate subscription price for Units will be paid and delivered to the

Partnership at each Monthly Closing in accordance with the Registration Statement and applicable Subscription Agreement.

7.           Conditions of the Selling Agent’s Obligations.

(a)           The Selling Agent’s obligations to proceed with the offering and sale of Units and each Monthly Closing will be subject to:  (i) the accuracy of the representations and warranties by the Partnership and the General Partner in this Agreement as of the date hereof and as of the date of such Closing as if such representations and warranties had been made on and as of the date thereof; (ii) the performance by the Partnership and the General Partner of their respective covenants and agreements herein; and (iii) the additional conditions precedent set forth below.

(b)           Except as indicated below, at each Monthly Closing, the additional conditions precedent are as follows:

(i)           The Registration Statement will have become effective.  No stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been instituted or be pending or, to the knowledge of the Partnership or the Selling Agent, be contemplated or threatened by the SEC.  No order preventing or suspending the use of the Prospectus will have been issued and no proceedings for that purpose will have been instituted or be pending or, to the knowledge of the Partnership or the Selling Agent, be contemplated or threatened by the SEC, CFTC, FINRA, or NFA.  Any requests of the SEC, CFTC, FINRA, or NFA for additional information (to be included in the Registration Statement or the Prospectus or otherwise) will have been complied with to the Selling Agent’s satisfaction.

(ii)           The Selling Agent will not have advised the Partnership or the General Partner that, in its reasonable opinion, the Registration Statement or the Prospectus contains any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading.

(iii)           All agreements of the Partnership or General Partner contemplated herein or in the Registration Statement or the Prospectus shall have been duly executed and delivered.

8.           Indemnification.

(a)           The Partnership will indemnify and hold the Selling Agent harmless against any and all loss, liability, claim, damage and expense (including reasonable attorneys’ and accountants’ fees and including the costs of investigating any event) arising out of or based upon (i) a material breach by the Partnership of any warranty, representation, covenant or agreement in this Agreement; (ii) any material violation of any applicable law by the Partnership; (iii) Partnership’s gross negligence, willful misfeasance or bad faith with regard to its obligations under this Agreement; (iv) actions of the Partnership, its employees and agents relating to any misrepresentation by Partnership to Selling Agent relating to the processing of purchase and redemption orders with respect to Units and the servicing of customer accounts; or (v) any unauthorized verbal or written representations made by the Partnership or any agent or affiliate of the Partnership or the General Partner regarding the Partnership, the Units or the General Partner.

(b)           The General Partner will indemnify and hold the Selling Agent harmless against any and all loss, liability, claim, damage and expense (including reasonable attorneys’ and accountants’ fees and including the costs of investigating any event) arising out of or based upon (i) a material breach by the General Partner of any warranty, representation, covenant or agreement in this Agreement; (ii) any material violation of any applicable law by the General Partner; (iii) the General Partner’s gross negligence, willful misfeasance or bad faith with regard to its obligations under this Agreement; (iv) actions of the General Partner, its employees and agents relating to any misrepresentation by General Partner to Selling Agent relating to the processing of purchase and redemption orders with respect to Units and the servicing of customer accounts; or (v) any unauthorized verbal or written representations made by the General Partner or any agent or affiliate of the General Partner regarding the Partnership, the Units or the General Partner.

(c)           The Selling Agent will indemnify and hold the Partnership and the General Partner harmless against any and all loss, liability, claim, damage and expense whatsoever (including reasonable attorneys’ and accountants’ fees) arising out of or based upon (i) a material breach by the Selling Agent of any warranty, representation, covenant or agreement in this Agreement; (ii) any material violation of any applicable law by the Selling Agent or its agents; (iii) Selling Agent’s gross negligence, willful misfeasance or bad faith with regard to its obligations under this Agreement; (iv) actions of the Selling Agent, its employees and agents relating to any misrepresentation by Selling Agent to the Partnership or the General Partner relating to the processing of purchase and redemption orders with respect to Units and the servicing of customer accounts; or (v) any unauthorized verbal or written representations made by the Selling Agent or any agent or affiliate of Selling Agent regarding the General Partner and/or the Partnership.

(d)           Promptly after receipt by an indemnified party under Section 8(a), 8(b) or 8(c) of notice of the commencement of an action or claim to which either such Section may apply, the indemnified party shall notify the indemnifying party in writing of the commencement of such action or claim. The failure so to notify the indemnifying party shall not relieve the indemnifying party of any liability that the indemnifying party may have to the indemnified party under either such Section, except to the extent such failure shall have materially prejudiced the indemnifying party.

(e)           In case any such action or claim shall be brought against an indemnified party and the indemnified party shall notify the indemnifying party of the commencement of such action or claim, the indemnifying party shall be entitled to participate in such action or claim and, to the extent that the indemnifying party may desire, to assume the defense of such action or claim at its own expense with counsel selected by the indemnifying party and approved by the indemnified party.  After notice from the indemnifying party to the indemnified party of the indemnifying party's election so to assume the defense of such action or claim, the indemnifying party shall not be liable to the indemnified party under either such Section for any legal, accounting, and other expenses subsequently incurred by the indemnified party in connection with the defense of such action or claim other than reasonable costs of investigation.

(f)           Notwithstanding any provision of this Section 8 to the contrary, if in any action or claim as to which indemnity is or may be available, an indemnified party shall reasonably determine that its interests are or may be adverse, in whole or in part, to the interests of the indemnifying party or that there may be legal defenses available to the indemnified party that are or may be different from, in addition to, or inconsistent with the defenses available to the indemnifying party, the indemnified party may retain its own counsel in connection with such action or claim and shall be indemnified by the indemnifying party for any legal, accounting and other expenses reasonably incurred by or on behalf of it in connection with investigating or defending such action or claim.

(g)           Neither party may consent to entry of any judgment or enter into any settlement that imposes any obligation (including the payment of money), nor liability on the other party, unless the other party consents thereto in writing or such judgment or settlement includes an unqualified release for the other party.

(h)           Notwithstanding Sections 8(a) through 8(c) above, no party hereunder will be indemnified for violations of federal or state securities laws, or any other intentional or criminal wrongdoing.

Each of the parties to this Agreement understands that the obligations of each party pursuant to this  Section are separate and distinct.

The indemnities set forth in this Section 8 shall survive the termination of this Agreement and are in addition to any other obligations or liabilities the parties hereto may have

9.           Termination.  Each of the parties shall have the right to terminate this Agreement at any time by giving written notice of such termination to the other parties.  The General Partner may at any time withdraw the Registration Statement or otherwise terminate the Partnership’s application for registration of Units with the SEC or any state under that state’s Blue Sky law.

10.           Survival.  The respective indemnities, agreements, obligations, representations, warranties, and other statements of the parties hereto set forth in this Agreement or in any certificates delivered pursuant hereto will remain in full force and effect (regardless of any investigation or any statement as to the results thereof made by, or on behalf of, the Selling Agent, the Partnership, the General Partner or any officer, director, controlling person, or agent of any of the foregoing) and will survive the delivery of and payment for Units and the termination or expiration of this Agreement, and each Monthly Closing.

11.           Notices.  All notices required or desired to be given under this Agreement must be in writing and will be effective when given personally on the date delivered or, when given by mail, on the date of receipt, addressed as follows (or to such other address as the party entitled to notice hereafter designates in accordance with the terms hereof):

if to the Partnership or the General Partner:

Aspect Global Diversified Fund LP
c/o Steben & Company, Inc.
2099 Gaither Road
Suite 200
Rockville, Maryland  20850

Attn:	Kenneth Steben, President Barry Gainsburg, General Counsel

if to the Selling Agent:

Attn:	___________________________ _______________________________

12.           Successors.  This Agreement will be binding upon and inure solely to the benefit of the Selling Agent, the Partnership and the General Partner (and to the extent provided in Section 8 hereof, the “affiliates” of the Partnership, the General Partner, the Selling Agent, and the respective heirs, executors, administrators, successors, and assigns of such persons), and no other person will acquire or have any rights under or by virtue of this Agreement.  No purchaser of Units will be deemed to be a successor or assign to any party hereto merely by reason of such purchase.

13.           Assignment; Amendment.  This Agreement may not be assigned by any party hereto without the prior express written consent of all other parties.  This Agreement may not be amended except by the express written consent of all parties hereto.

14.           Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.  If any action or proceeding shall be brought by a party to this Agreement to enforce any right or remedy under this Agreement, each party hereto hereby consents and will submit to the jurisdiction of the courts of the State of New York or any federal court sitting in the County, City and State of New York.  Any action or proceeding brought by any party to this Agreement to enforce any right, assert any claim or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the courts of the State of New York or any federal court sitting in the County, City and State of New York.

15.           Severability.     In the event that any provisions of this Agreement are invalid or conflict with applicable law, the other provisions of this Agreement shall remain in full force and effect to the maximum extent permitted under applicable law.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

If the foregoing Agreement is satisfactory to you, please so indicate by signing at the place provided below.

Aspect Global Diversified Fund LP
By: Steben & Company, Inc., General Partner
By:_______________________________ Name:________________________ Title:_________________________ Date:_________________________

Steben & Company, Inc. General Partner
By:_______________________________ Name:_____________________________ Title:______________________________ Date:______________________________

_____________________________________
Name of Selling Agent
By:___________________________________ Name:____________________________ Title:_____________________________ Date:_____________________________